EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road
Palo Alto, California 94304-1050
Telephone  650-493-9300  Facsimile  650-493-6811

March 3, 2006

Catalyst Semiconductor, Inc.

1250 Borregas Avenue

Sunnyvale, California 94089

Re:          Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 3, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,464,007 shares of your Common Stock, $0.001 par value per share, under your 2003 Stock Incentive Plan (the “Plan”).  Such shares of Common Stock are referred to herein as the “Shares.”  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation